EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between Spicy Pickle Franchising, Inc. (the "Company") and Anthony S. Walker (the "Employee") on October __, 2006.

1.
POSITION AND DUTIES: The Employee shall be employed by the Company and shall be governed by this Employment. The Employee shall be employed by the Company as its Chief Operating Officer (the “COO”) reporting only to the Company's Chief Executive Officer (the “CEO”) beginning no later than January 1, 2007 (the "Effective Date"). The duties shall include those customarily performed by the COO, including but not limited to the responsibility for construction of all Spicy Pickle restaurant either Company owned or franchised and the marketing pertaining to ongoing store operations, as well as those duties that may be assigned by the Chief Executive Officer from time to time.

2.
TERM OF EMPLOYMENT. The Employee's employment with the Company shall commence on the Effective Date and shall continue for a period of twenty four (24) full calendar months thereafter, unless sooner terminated.

3.	COMPENSATION: The Employee shall be compensated by the Company for his services as follows:

a.
Base Salary. For all services rendered by Employee in any capacity during his employment under this Agreement, including, without limitation, services as an employee, executive officer, director, or member of any committee of the Company, related companies or subsidiaries of the Company, commencing the Effective Date, the Company shall pay Employee a gross salary before taxes of one hundred fifty thousand dollars ($150,000.00) per annum. Salary payments net of deductions for applicable taxes shall be payable in equal semi monthly installments in accordance with the Company’s normal payroll procedures.

b.
Temporary Base Salary: Employee acknowledges that the Company currently has limited cash resources available to fund the payments required in Section 3 (a) above. Accordingly, Employee agrees that the Base Salary he will receive will be no more than nine thousand sixty six dollars and fifty cents ($9,066.50) per month until the earlier of (i) the Company receives an additional equity funding of at least $3,000,000 or (ii) the Company has thirty seven (37) Spicy Pickle restaurants open for business including any Company restaurants, whichever is sooner. Employee shall not be entitled to and there shall be no accrual of the difference between the Base Salary and the Temporary Base Salary. The payment by the Company of the Temporary Base Salary pursuant to this Section 3 (b) shall not give rise to Resignation for Good Reason defined in Section 5 (b) below.

c.
Benefits: The Employee shall have the right, on the same basis as other members of the Company's senior management team, to participate in and receive benefits under any of the Company's Employee Benefit Plans, as such plans may be adopted or modified from time to time. The Employee shall be entitled to the benefits afforded to other members of the Company’s senior management team under the Company's vacation, holiday and business expense reimbursement policies. The Employee will be entitled to four (4) weeks vacation. To the extent the Employee is unable in the execution of his duties and responsibilities to take the allotted (and any previously-carried-over) vacation in any given year, the Employee will be eligible to roll-over up to five (5) weeks of vacation annually.

d.
Annual Incentive Bonus: By way of description and not limitation, the Employee shall be entitled to the benefits afforded to other members of the Company’s senior management team under a Company Discretionary Bonus Program which will be based upon company performance in any given fiscal year. The Discretionary Bonus Program shall be defined no later than the effective date of this agreement and shall, in any case, contain a target bonus pool amount to be shared by all participants of 10% of the Pre-tax profits of the Company and its subsidiaries. The amount of the percentage of the Discretionary Bonus Program that the Employee shall receive shall be determined by the Board of Directors (“Board”) of the Company or a committee of the Board at their discretion.

e.
Facilities and Expenses: The Employee shall be furnished with reasonable facilities and services during for the performance of his duties. In addition, the Company shall reimburse the Employee for all authorized expenses incurred by him in furtherance of the Company's business upon the Employee's presentation of detailed vouchers evidencing a valid business purpose for such expenses. Company shall also provide Employee with a major credit card for use in payment of said expenses.

4.	STOCK OPTIONS: From time to time the Employee will be eligible to receive Stock Options at amounts and exercise prices as determined by the Board of the Company.

5.	DEFINITIONS APPLICABLE TO TERMINATIONS: For the purposes of terminations as described in Paragraph 6, the following definitions shall apply:

a.
A "Change of Control" is defined as and shall be deemed to have occurred if any of the following occurs with respect to the Company (except as may occur with a re-incorporation of the Company in advance of an initial public offering of the Company's stock): (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than thirty percent (30%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is not the surviving party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company or (v) during any year, individuals who, at the beginning of such year constituted the entire Board of the Company, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of a least a majority of the directors then still in office who were directors at the beginning of the year.

The re-incorporation of the Company without a material change in voting rights of the stockholders of the Company shall not be deemed a Change in Control.

1. "Good Reason" shall be defined as, and shall be deemed to exist, if any of the following conditions occur, provided that such conditions persist for fifteen (15) business days after written notice to the Board from the Employee and reasonable opportunity for the Company to cure if the cure cannot be affected within 15 business days: (i) the Company, its successors or assigns decreases the Employee's Base Salary; (ii) the Company, its successors or assigns makes a material, adverse change in the Employee's title, authority, responsibilities or duties, as measured against the Employee's title, authority, responsibilities or duties immediately prior to such change (provided that the Company or its successor may provide an equivalent position); (iii) the Company, its successors or assigns requires the relocation of the Employee's work place to a location not agreed to by the Employee; (iv) Change of Control as defined above (v) the Company, its successors or assigns materially breaches any provision of this Employment Agreement; or (vi) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company.

b.
Termination for "Cause" is defined as a termination of the Employee based upon: (i) theft of the Company's assets; (ii) falsification of any employment applications; (ii) conviction of a felony or conviction of a crime involving fraud or dishonesty; (iii) improper and willful disclosure of the Company's confidential or proprietary information that could materially harm the Company; or (iv) gross incompetence.

6.
BENEFITS UPON TERMINATION: The Employee agrees that his employment may be terminated by the Company at any time, for any reason, with or without cause, and he shall be entitled as his sole remedy and compensation only the compensation provided, below, in this Section 6. In the event of the termination of the Employee's employment by the Company for any reasons set forth below, he shall be entitled to the following:

a.
Termination for Cause: If the Employee's employment is terminated by the Company for Cause as described above, the Employee shall be entitled to no compensation or benefits from the Company other than those under Paragraph 3 earned up until such termination.

b.
Voluntary Resignation: In the event of the Employee's voluntary resignation from employment with the Company, other than for Good Reason as described above, the Employee shall be entitled to no compensation or benefits from the Company other than those under Paragraph 3, earned up until such termination.

c.
Death or Disability: In the event that the Employee's employment terminates as a result of his death or continued disability for ninety (90) days ("disability" being defined as the inability to perform specifically the essential functions of the Employee's position as COO), the Employee shall be entitled to the following as of the date of death or disability.

i.	all accrued compensation and benefits earned through such date;

ii.
a lump-sum severance payment equal to four months of the Employee's base salary and any discretionary bonus determined by the Board at their discretion, less applicable withholding, payable within ten (10) days of termination or resignation;

iii.	the Company shall cause the Board to fix the Expiry Date, as defined in the Plan, of any Stock Option to be a date that coincides with the original Expiry date.

d.
Termination Without Cause and/or Resignation for Good Reason: If the Employee's employment is terminated by the Company without Cause, or if the Employee resigns as an Employee of the Company for Good Reason (provided that the underlying conditions persist for fifteen (15) business days after written notice to the Company), then the Employee shall be entitled, on such date, to all of the following:

i.	all accrued compensation, benefits and vesting earned through the date of termination or resignation;

ii.	a lump-sum severance payment equal to twelve months of the Employee's base salary and target incentive bonus, less applicable withholding, payable within ten (10) days of termination or resignation;

iii.	the Company shall cause the Board to fix the Expiry Date, as defined in the Plan, of any Stock Option to be a date that coincides with the original Expiry date; and

7.
COVENANT NOT TO COMPETE: During the term of this Agreement and for a period of one (1) year after expiration hereof, or for a period of one (1) year after Employee leaves his position with the Company for reasons other than Termination Without Cause or Resignation for Good Reason, Employee covenants that he will not, without the prior written consent of the Company which shall specifically refer to this covenant, directly or indirectly for any reason participate or engage in, assist or have any interest in, as principal, consultant, advisor, agent, financier or employee, any business entity which is, or which is about to become, engaged in, providing goods and/or services in a Competitive Business with the Company. The term “Competitive Business” as used in this Employment Agreement shall mean any business operating, whether retail, wholesale or otherwise, or granting franchises or licenses to other to operate, a food service business categorized as “fast casual or quick service” featuring submarine, deli, or panini or other sandwiches, breakfast panini, or Neapolitan thin crust pizza and deriving more than 10% of its gross sales from any of those items. Nothwithstanding the foregoing, the Employee shall not be prohibited from owning securities in a Competitive Business if such securities are listed on a stock exchange or traded on the over-the-counter market and represent 5% or less of that class of securities issued and outstanding..

8.
CONFIDENTIALITY: During the term of this Agreement and thereafter, Employee covenants that he shall keep secret and confidential the "confidential information" of the Company, and shall not use or disclose such information for any purpose not authorized by the Company unless the information becomes public through no activity on his part. For purposes of this paragraph, "confidential information" includes information disclosed to or known by Employee as a consequence of or through his employment with the Company (including information conceived, originated, discovered or developed by Employee) not generally known about the Company's business, products, services and operations, including without limitation any trade secrets, know how, inventions, discoveries and improvements and ideas, whether of not patentable.

9.
EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT: The Employee agrees that during the term of this agreement, if Employee develops any proprietary technology; any patents and patent rights (including all information or discoveries covered thereby and all enhancements, modifications, improvements, divisions, continuations, continuations in part, reissues, re-examinations or extensions thereof), trademarks and trademark rights, copyrights and copyright rights, trade secrets and trade secret rights, and applications, registrations or their equivalents for any of the same; or any other intellectual property rights (collectively, the "Intellectual Property"), relating to the supplying of products or services in which the Company is or is likely to be involved, such Intellectual Property shall automatically become the property of the Company. The Employee agrees to cooperate with the Company to perfect the Employee’s respective claims to such Intellectual Property and to execute and deliver any and all documents reasonably necessary in order to effectuate the intent of this paragraph, and the Employee hereby grants to the Company an irrevocable power of attorney to execute any such documents.

10.
NON-SOLICITATION: The Employee agrees that for a period of one (1) year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly; (i) solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity; or (ii) solicit or otherwise encourage any supplier or other business contract of the Company to withdraw, curtail or cancel their business with the Company.

11.
INDEMNIFICATION: The Company agrees to make the Employee a party to an indemnification agreement which shall be defined no later than than the Effective Date. If Company-obtains a Directors' and Officers' Liability Insurance Policy, , Employee will be covered in the same manner as other senior management..

12.
DISPUTE RESOLUTION: DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of this Employment Agreement (including, but not limited to, and claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Employee and the Company agree that all such disputes shall be fully and finally resolved by a court of competent jurisdiction.

13.
ATTORNEY'S FEES: In the event that the Employee brings an action against the Company to remedy breaches of the above Agreement, or to enforce any right arising out of this Agreement, the following shall apply: (i) if the action brought by the Employee fails to win the decision in the court, the Company shall not be liable to reimburse any costs incurred by the Employee; (ii) if the action brought by the Employee prevails in the arbitration, in whole or in part, the Company shall be liable to reimburse the Employee his incurred attorney's fees, litigation costs and/or other costs associated with the action or actions.

14.	FAILURE TO EXERCISE RIGHTS: Failure for one party to exercise a right conferred by this Agreement does not constitute in any way a renunciation to the exercise of that right.

15.
RETURN OF INFORMATION: Upon termination of this Agreement, for any reason, the Employee will remit to the Company without delay all documents, objects, goods (including computers, diskettes or any data storage device) owned by the Company and any copies thereof, and will destroy without delay any data they might have on personal computers, diskettes, or any other data storage device, related to the foregoing.

16.	INTERPRETATION: The Employee and the Company agree that this Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of Colorado.

17.
SUCCESSORS AND ASSIGNS: This Employment Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Employment Agreement by the Employee, he shall not have the right to assign or transfer any of his rights, obligations or benefits under the Employment Agreement, except as otherwise noted herein. This agreement may be assigned to the Company's successor without consent of the Employee (understanding Change in Control provisions still apply).

18.
ENTIRE AGREEMENT: This Employment Agreement constitutes the entire employment agreement between the Employee and the Company regarding the terms and conditions of his employment with the Company. To the extent that there is any inconsistency between this Employment Agreement and any other agreement between the Employee and the Company, the terms of this Employment Agreement will govern. This Employment Agreement supersedes all prior negotiations, representations or agreements between the Employee and the Company, whether written or oral, concerning the Employee's employment by the Company.

19.
VALIDITY: If any one or more of the provisions (or any part thereof) of this Employment Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

20.
ATTORNEYS' FEES IN NEGOTIATING AGREEMENT: Each party to this agreement has had the opportunity to consult legal advisor of their choice before signing this agreement. In connection therewith, the Company shall reimburse Employee for all reasonable attorneys fees incurred in the review and negotiation of this Agreement up to a maximum of US$1,000.

21.	MODIFICATION: This Employment Agreement may only be modified or amended by a supplemental written agreement signed by the Employee and the Company.

22.	COUNTERPARTS: This Employment Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year written below.

Date: October __, 2006	Spicy Pickle Franchising, Inc..

By:

Marc Geman

Its: Chief Executive Officer

Date: October __, 2006	Anthony S. Walker

EMPLOYEE